News Release

Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES ROBERT OLSON'S RETIREMENT FROM BOARD OF DIRECTORS

FOREST CITY, IOWA, June 19, 2014 - Winnebago Industries, Inc. (NYSE: WGO), a leading United States (U.S.) recreation vehicle manufacturer, has announced that Robert J. Olson, Director, has notified the Board of Directors that he will not seek re-election and will retire from his position on the Board when his current term expires at the 2014 Annual Meeting on December 16, 2014.

Olson previously served as Chairman, CEO and President of Winnebago Industries, retiring from active employment in February 2012 after 43 years of service to the Company.

"Bob has been invaluable to Winnebago," said Chairman, CEO and President Randy Potts. "He brought a tremendous depth of knowledge to his position on the Board from his tenure as a great leader and employee of Winnebago Industries. We thank him for his dedication and service and wish him well in retirement. He will be greatly missed."

Olson's position on the board will be filled by a candidate who will be approved in the normal course to be elected at the Company's Annual Meeting of Shareholders to be held on Tuesday, December 16, 2014.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name In Motorhomes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motorhomes, travel trailers, fifth wheel products and transit buses under the Winnebago, Itasca, Winnebago Touring Coach, SunnyBrook and Metro brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.wgo.net/investor.html.

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